CALCULATION OF REGISTRATION FEES PURSUANT TO RULE 457(U)

1.	Name and address of issuer:	Teucrium Commodity Trust c/a Teucrium Trading, LLC Three Main Street Suite 215 Burlington, VT 05401

2.	The name of securities:	Teucrium Sugar Fund[1]

3.	Securities Act File Number:	333-263438

4.	Last day of fiscal year for which this prospectus is filed: December 31, 2022

5.	Calculation of registration fee:

	(i)	Aggregate sale price of Securities sold during the fiscal year pursuant to Rule 456(d):[2]			$17,726,433

	(ii)	Aggregate price of Securities redeemed or repurchased during the fiscal year:[2]	20,344,265

	(iii)	Aggregate price of Securities redeemed or repurchased during any prior fiscal year ending no earlier than August 1, 2021, that were not previously used to reduce registration fees payable to the Commission:	$14,770,328

	(iv)	Total available redemption credits [add Items 5(ii) and 5(iii)]:			$35,114,593

	(v)	Net sales — if Item 5(i) is greater than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]: Otherwise enter “0”.			$0

	(vi)	Redemption credits available for use in future years — if Item 5(i) is less than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]: Otherwise enter “0”.	$(17,388,160)

	(vii)	Multiplier for determining registration fee			x0.0001102

	(viii)	Registration fee due [multiply Item 5(v), if positive, by Item 5(vii)]:. Otherwise, enter “0”.			$0.00

6.	Credit for Previously Paid Registration Fees

	(i)

Pursuant to Rule 457(p) under the Securities Act, when registration fees become due under Rule 456(d), the registration fee for the Securities will be partially offset by the registration fee associated with unsold securities registered pursuant to those certain registration statements on Form S-1 ( File No. 333-223941 and File No. 333-248545) filed by the Trust on  April 20, 2018, and September 29, 2020, respectively (the “Prior Registration Statements”)[3].  A registration fee of $16,992.25 was paid in connection with the registration pursuant to the Prior Registration Statement of 20,000,000 Shares, of which 20,000,000 remained unsold as of market close on April 6, 2022, and for which a filing fee of $16,992.25 was previously paid with respect to the unsold Securities. As a result, the following amount will be applied to partially offset filing fees due under Rule 456(d) as they become due:

			$16,992.25

	(ii)	Previously paid registration fee credits available for use in future years — if Item 6(i) is greater than Item 5(viii) [subtract 5(viii) from 6(i)]:	$16,992.25

7.	Interest due pursuant to Rule 456(d)(5) - if this supplement is being filed more than 90 days after the end of the issuer’s fiscal year:			+$	0

8.	Total of the amount of the registration fee due plus any interest due:			=$	0.00

1 The Teucrium Sugar Fund securities are referred to herein of the “Securities.”

2 Aggregate purchase and redemption prices set forth herein reflect the period between April 7, 2022 (the first day that the Trust began selling Teucrium Sugar Fund Securities on its current registration statement), and December 31, 2022 (the Trust's fiscal year end).

3 Pursuant to Rule 416(a)(6), the offering of unsold shares under the Prior Registration Statements was deemed terminated as of the April 6, 2022 effective date of the current Form S-1 (File No. 333-263438).